Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of this 4th day of March, 2005 (the “Signing Date”) by and among GlycoGenesys, Inc., a Nevada corporation (the “Company”), Bristol Investment Fund, Ltd., a Cayman Island exempt company (the “Lead Investor”), and the other investors set forth on Schedule I and Schedule II affixed hereto, as such Schedules may be amended from time to time in accordance with the terms of this Agreement (each an “Investor” and collectively the “Investors”; for the avoidance of doubt, the Lead Investor is an Investor).

Recitals:

A. The Company desires, pursuant to this Agreement, to raise up to $8,000,000 through the issuance and sale of the following to the Investors (the “Private Placement”): (i) up to 8,000 shares of a newly created series of the Company’s Preferred Stock, designated “Series D Convertible Preferred Stock”, par value $0.01 per share (the “Preferred Stock”), which Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designations, Preferences and Rights, in the form of Exhibit A annexed hereto and made a part hereof (the “Certificate of Designations”), and each share of Preferred Stock shall have a stated value of $1,000 and shall initially be convertible into shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at a price of $1.00 per share (the “Conversion Price”); and (ii) warrants to acquire up to 8,000,000 shares of Common Stock at an exercise price equal to one hundred ten percent (110%) of the market price (as determined in accordance with the rules of the NASDAQ Stock Market) of a share of Common Stock on the Signing Date, in the form of Exhibit B annexed hereto and made a part hereof (the “Warrants”); and

B. The Private Placement is structured to occur in two closings, subject to the conditions hereinafter set forth, and (i) at the First Closing, the Investors will purchase $2,000,000 of the Preferred Stock and Warrants in the Private Placement and (ii) if stockholder approval (“Stockholder Approval”) of the issuance and sale to the Investors of the Securities pursuant to the Private Placement is obtained at the Stockholders Meeting, the Investors will purchase at the Second Closing up to an additional $6,000,000 of the Preferred Stock and Warrants in the Private Placement; and

C. At the First Closing, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, upon the terms and conditions stated in this Agreement, such number of shares of Preferred Stock and Warrants to purchase such number of shares of Common Stock as are set forth next to each such Investor’s name on Schedule I affixed hereto; and

D. Assuming Stockholder Approval, at the Second Closing, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, upon the terms and conditions stated in this Agreement, such number of shares of Preferred Stock and Warrants to purchase such number of shares of Common Stock as are set forth next to each such Investor’s name on Schedule II affixed hereto; and

E. The Company has engaged Roth Capital Partners, LLC as its placement agent (the “Placement Agent”) for the Private Placement on a “best efforts” basis; and

F. Contemporaneous with the sale of the Preferred Stock and the Warrants at the First Closing, the parties hereto will enter into a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which, among other things, the Company will provide certain registration rights to the Investors with respect to the Private Placement under the Securities Act of 1933 and the rules and regulations promulgated thereunder (as amended, the “1933 Act”), and applicable state securities laws; and

G. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act or the exemption provided by Section 4(2) of the 1933 Act;

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

“1933 Act” has the meaning set forth in the Recitals.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the Recitals.

“Alternative Transaction” has the meaning set forth in Section 6.10.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Cash Placement Agent Fee” has the meaning set forth in Section 3.19.

“Certificate of Designations” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means, as applicable, the First Closing Date or the Second Closing Date.

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may be reclassified.

“Company” has the meaning set forth in the Recitals.

“Company’s Knowledge” means the actual knowledge of the officers of the Company, after due inquiry and investigation.

“Company Counsel Opinion” means a legal opinion from Torys LLP, the Company’s counsel, dated as of the applicable Closing Date, in the form attached hereto as Exhibit D-1 in the case of the First Closing, and Exhibit D-2 in the case of the Second Closing.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” means, with respect to a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Price” has the meaning set forth in the Recitals.

“Covenant Expiration Event” has the meaning set forth in Section 6.8.

“Disclosure Schedules” has the meaning set forth in Section 3.

“Environmental Laws” has the meaning set forth in Section 3.15.

“First Closing” has the meaning ascribed thereto in Section 2.1.

“First Closing Date” has the meaning set forth in Section 2.3.

“First Closing Deadline” means March 15, 2005.

“Indemnified Person” has the meaning set forth in Section 7.3.

“Intellectual Property” means all of the following: (i) patents and patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights; (iv) registrations, applications and renewals for any of the foregoing; (v) Confidential Information; and (vi) computer software (including, but not limited to, data, data bases and documentation).

“Investor(s)” has the meaning set forth in the Recitals.

“Lead Investor” has the meaning set forth in the Recitals.

“License Agreements” has the meaning set forth in Section 3.14(b).

“Losses” has the meaning set forth in Section 7.2.

“Material Adverse Effect” means a material adverse effect on (i) the assets and liabilities, results of operations, condition (financial or otherwise) or business of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to issue and sell the Securities and to perform its obligations under the Transaction Documents.

“Material Contract” means any contract of the Company or any Subsidiary (i) that was required to be filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K of the 1933 Act and (ii) the loss of which could reasonably be expected to have a Material Adverse Effect.

“Minimum Investment Amount” means an amount equal to or greater than $6,500,000.

“NASDAQ Stock Market” has the meaning set forth in Section 3.25.

“Notice of Transaction Proposal” has the meaning set forth in Section 6.13(a).

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Placement Agent” has the meaning set forth in the Recitals.

“Placement Agent Counsel” means Lowenstein Sandler PC, counsel for the Placement Agent.

“Preferred Shares” means the shares of Common Stock issuable upon conversion or redemption of the Preferred Stock.

“Preferred Stock” has the meaning set forth in the Recitals.

“Private Placement” has the meaning set forth in the Recitals.

“Proposal” has the meaning set forth in Section 6.7(a).

“Proxy Statement” has the meaning set forth in Section 6.7(a).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulation D” has the meaning set forth in the Recitals.

“Requisite Holders” shall mean, with respect to any consent, vote or other action, the holders of at least two-thirds of the then outstanding shares of Preferred Stock.

“SEC” has the meaning set forth in the Recitals.

“SEC Filings” has the meaning set forth in Section 3.6.

“Second Closing” has the meaning set forth in Section 2.2.

“Second Closing Date” the meaning set forth in Section 2.3.

“Second Closing Deadline” means June 1, 2005.

“Securities” means the Preferred Stock, the Preferred Shares, the shares of Preferred Stock issuable as payment-in-kind dividends on the Preferred Stock in accordance with the terms thereof and the shares of Common Stock issuable upon conversion thereof, the Warrants and the Warrant Shares.

“Short Sales” shall mean all “short sales” as defined in Rule 3b-3 of the 1934 Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers having the effect of hedging the securities or investment made under this Agreement.

“Signing Date” has the meaning set forth in the Recitals.

“Stockholder Approval” has the meaning set forth in the Recitals.

“Stockholders Meeting” has the meaning set forth in Section 6.7(a).

“Stockholders Meeting Deadline” has the meaning set forth in Section 6.7(a).

“Subsidiary” has the meaning set forth in Section 3.1.

“Termination Fee” has the meaning set forth in Section 5.3(c).

“Third Party” has the meaning set forth in the definition of Transaction Proposal.

“Trading Activities” shall mean any of the following: (a) any Short Sales involving the Company’s securities; (b) the establishment of or change in any “put equivalent position” with the meaning of Rule 16b-3 of the 1934 Act with respect to the Company’s securities; and (c) any other transactions in the securities of the Company.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Warrants and the Registration Rights Agreement.

“Transaction Proposal” means any of the following: (i) a transaction pursuant to which any Person (or “group” of Persons as such term is defined under Section 13(d) of the 1934 Act) other than the Investors (such other Person or “group”, a “Third Party”) acquires 15% or more of the outstanding shares of Company Common Stock; (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires securities representing 15% or more of the aggregate voting power of all outstanding securities of the Company surviving the merger or business combination; or (iii) any other transaction pursuant to which any Third Party acquires control of assets of the Company having a fair market value equal to 25% or more of the fair value of all of the assets of the Company immediately prior to such a transaction; provided, however, that the term “Transaction Proposal” does not include the Private Placement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“Warrants” has the meaning set forth in the Recitals.

2. Purchase and Sale of Securities.

2.1. First Closing. Subject to the terms and conditions of this Agreement, including without limitation, the conditions set forth in Sections 5.1 and 5.2 (excluding Stockholder Approval), there shall be an initial closing (the “First Closing”) at which the Company shall issue and sell to each Investor listed on Schedule I attached hereto (which Schedule I may be amended from time to time, only with the prior written consent of the Lead Investor, to add additional Investors who agree to purchase Preferred Stock and Warrants in the Private Placement by executing a counterpart to this Agreement following the date hereof), and each Investor listed on Schedule I attached hereto shall severally, and not jointly, purchase, the number of shares of Preferred Stock in the respective amounts set forth opposite their names on Schedule I affixed hereto and Warrants to purchase one hundred percent (100%) of the number of shares of Common Stock initially issuable upon conversion (without giving effect to any limitations on conversion) of the number of shares Preferred Stock set forth opposite their names on Schedule I affixed hereto, in exchange for the cash consideration set forth as the “First Closing Purchase Price” opposite their respective names on Schedule I affixed hereto, in immediately available funds, by wire transfer to an account designated by the Company for such purpose.

2.2. Second Closing. Subject to the terms and conditions of this Agreement, including without limitation, the occurrence of Stockholder Approval and the satisfaction of the other conditions set forth in Sections 5.1 and 5.2 hereof, there shall be an additional closing (the “Second Closing”; the First Closing and the Second Closing are each referred to herein individually as a “Closing”) at which the Company shall issue and sell to each Investor, and each

Investor shall severally, and not jointly, purchase, the number of shares of Preferred Stock in the respective amounts set forth opposite their names on Schedule II affixed hereto and Warrants to purchase one hundred percent (100%) of the number of shares of Common Stock initially issuable on the Second Closing Date upon conversion (without giving effect to any limitations on conversion) of the shares of Preferred Stock set forth opposite their names on Schedule II affixed hereto, in exchange for the cash consideration set forth as the “Second Closing Purchase Price” opposite their respective names on Schedule II affixed hereto, in immediately available funds, by wire transfer to an account designated by the Company for such purpose.

2.3. Time and Place of Closing. Subject to the terms and conditions contained in this Agreement, each Closing shall take place at the offices of Placement Agent Counsel, 1251 Avenue of the Americas, 18th Floor, New York, New York 10020, at 10:00 a.m. (New York Time), in the case of the First Closing, on the date (the “First Closing Date”) that is no later than one (1) Business Day after satisfaction or waiver (if applicable) of all of the conditions set forth in Sections 5.1 and 5.2 that are applicable to the First Closing, and in the case of the Second Closing, on the date (the “Second Closing Date”) that is no later than three (3) Business Days after satisfaction or waiver (if applicable) of all of the conditions set forth in Sections 5.1 and 5.2 that are applicable to the Second Closing, or at such other location and on such other date as the Company and the Lead Investor shall mutually agree.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Investors on and as of the Signing Date and on the applicable Closing Date, knowing and intending their reliance hereon, that, except as set forth in a schedule delivered on the Signing Date that corresponds with the section number of this Section 3 (collectively, the “Disclosure Schedules”):

3.1. Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries, a complete list of which is set forth in Schedule 3.1 hereto (“Subsidiaries”), is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or its leasing of property makes such qualification or licensing necessary, unless the failure to so qualify would not have a Material Adverse Effect.

3.2. Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders (except the Stockholder Approval) necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, similar laws of general applicability, relating to or affecting creditors’ rights generally and subject to the general principles of equity.

3.3. Capitalization.

(a) Schedule 3.3 sets forth, as of the Signing Date, (i) the authorized capital stock of the Company, (ii) the number of shares of capital stock issued and outstanding, (iii) the number of shares of capital stock issuable pursuant to the Company’s stock plans, and (iv) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Securities) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable law and any rights of third parties. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable law and any rights of third parties and are owned by the Company, beneficially and of record, and, except as described on Schedule 3.3, are subject to no lien, encumbrance or other adverse claim. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 3.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 3.3 and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of its security holders relating to the securities of the Company. Except as described on Schedule 3.3, the Company has not granted any Person the right to require the Company to register any of its securities under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

(b) Schedule 3.3 sets forth a true and complete table setting forth the pro forma capitalization of the Company on a fully diluted basis giving effect to (i) the issuance of the Preferred Stock and the Warrants in the First Closing and the Second Closing, (ii) any adjustments in other securities resulting from the issuance of the Preferred Stock and the Warrants in the First Closing and the Second Closing, and (iii) the exercise or conversion of all outstanding securities. Except as described on Schedule 3.3, the issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

(c) Except as set forth on Schedule 3.3, the Company does not have outstanding stockholder purchase rights or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

3.4. Valid Issuance. The Preferred Stock has been duly and validly authorized and when issued to the Investors in accordance with the terms of this Agreement will be validly issued, fully paid and nonassessable, shall have the rights, preferences and limitations set forth in the Certificate of Designations and shall be free and clear of all liens, claims, encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. Upon the due conversion of the Preferred Stock in accordance with the Certificate of Designations, the Preferred Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all liens, claims, encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Warrants have been duly and validly authorized and, upon the due exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable, and shall be free and clear of all liens, claims, encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Company has reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Preferred Stock and exercise of the Warrants. As of the applicable Closing Date, Company has filed the required notice with the Nasdaq Stock Market with respect to the Preferred Shares and the Warrant Shares relating to such Closing.

3.5. Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than those consents set forth on Schedule 3.5 and filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. The Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, (ii) the issuance of the Preferred Shares upon due conversion of the Preferred Stock, (iii) the issuance of the Warrant Shares upon due exercise of the Warrants, and (iv) the other transactions contemplated by the Transaction Documents from the provisions of any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject or any provision of the Company’s Articles of Incorporation, Bylaws or any stockholder rights agreement that is or could become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents.

3.6. Delivery of SEC Filings; Business. Copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and all other reports filed by the Company pursuant to the 1934 Act since the filing of such Form 10-K and prior to the date hereof (collectively, the “SEC Filings”) are available on EDGAR. The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

3.7. No Material Adverse Change. Except as identified and described in the SEC Filings or as described on Schedule 3.7(a), since December 31, 2004, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the SEC Filings, except for changes in the ordinary course of business which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business or which is not material to the assets, properties, financial condition, operating results, prospects or business of the Company and its Subsidiaries taken as a whole;

(vi) any change or amendment to the Company’s Articles of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii) any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

3.8. SEC Filings.

(a) At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default of any Material Contract and, to the Company’s Knowledge, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default of any Material Contract. Neither the Company nor any Subsidiary has received any notice of the intention of any party to terminate any Material Contract.

(b) Each registration statement and any amendment thereto filed by the Company since January 1, 2002 pursuant to the 1933 Act, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act since January 1, 2002, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.9. No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Articles of Incorporation or Bylaws, both as in effect on the date hereof (true and accurate copies of which have been provided to the Investors before the date hereof), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) except as set forth on Schedule 3.9, any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject that could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate with respect to clause (ii).

3.10. Tax Matters. Each of the Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or properties. Except as described on Schedule 3.10, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity. Neither the Company nor any Subsidiary is presently undergoing any audit by a taxing authority, or has waived or extended any statute of limitations at the request of any taxing authority.

3.11. Title to Properties. Except as disclosed in the SEC Filings or as set forth on Schedule 3.11, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

3.12. Certificates, Authorities and Permits. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

3.13. No Labor Disputes. No material labor dispute with the employees of the Company or any Subsidiary exists or, to the Company’s Knowledge, is imminent.

3.14. Intellectual Property.

(a) Except as disclosed in the SEC Filings or as listed on Schedule 3.14(a), no Intellectual Property of the Company or its Subsidiaries which is materially necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. Except as disclosed in the SEC Filings or as listed on Schedule 3.14(a), no patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, of the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or the general principles of equity, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default by the Company or any of its Subsidiaries under any such License Agreement.

(c) The Company and its Subsidiaries own or license all of the Intellectual

Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses. The Company and its Subsidiaries have a right to use all in-licensed Intellectual Property used or held for use in the respective businesses of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted.

(d) To the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted and as currently proposed to be conducted does not and will not infringe any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party. To the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being infringed by any third party. Except as disclosed in the SEC Filings or as set forth on Schedule 3.14(d), there is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, validity or enforceability of any Intellectual Property of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e) The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property which is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f) To the Company’s Knowledge, all material software owned by the Company or any of its Subsidiaries, and, to the Company’s Knowledge, all software licensed from third parties by the Company or any of its Subsidiaries, (i) is free from any material defect, bug, virus, or programming, design or documentation error; (ii) operates and runs in a reasonable and efficient business manner; and (iii) conforms in all material respects to the specifications and purposes thereof.

(g) The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms therefor. To the Company’s Knowledge, there has been no material disclosure of any of the Company’s or its Subsidiaries’ Confidential Information to any third party without the Company’s consent.

3.15. Environmental Matters. Neither the Company nor any Subsidiary (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and (iv) is subject to any claim relating to any Environmental Laws; which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

3.16. Litigation. Except as disclosed in the SEC Filings, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

3.17. Financial Statements. The financial statements included in each SEC Filing fairly present the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis. Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those which, individually or in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect.

3.18. Insurance Coverage. The Company and each Subsidiary maintains in full force and effect insurance coverage and the Company reasonably believes such insurance coverage is adequate.

3.19. Brokers and Finders. Except for the cash commission to be paid (the “Cash Placement Agent Fee”) and the other compensation payable, if any, to the Placement Agent pursuant to the terms of the Placement Agent Agreement as disclosed in Schedule 3.19, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or any Investor for any commission, finder’s fee or other similar compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

3.20. No Directed Selling Efforts or General Solicitation. Neither the Company nor any Affiliate, nor to the Company’s Knowledge, any Person acting on its behalf has conducted any “general solicitation” or “general advertising” (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

3.21. No Integrated Offering. Neither the Company nor any of its Affiliates, nor to the Company’s Knowledge, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security issued by the Company or solicited any offers to buy any security issued by the Company, under circumstances that would: (a) adversely affect reliance by the Company on Section 4(2) of the 1933 Act for the exemption from the registration requirements imposed under Section 5 of the 1933 Act for the transactions contemplated hereby or would require such registration under the 1933 Act; or (b) result in the Private Placement being integrated with any other offering of securities issued by the Company under the rules of the NASDAQ Stock Market.

3.22. Private Placement. Subject to the accuracy of the representations and warranties of the Investors contained in Section 4 hereof and the conduct of the Placement Agent, the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

3.23. Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.24. Transactions with Affiliates. Except as disclosed in SEC Filings made on or prior to the date hereof, none of the officers or directors of the Company or a Subsidiary and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or a Subsidiary or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act, without regard to the dollar thresholds contained in such Item.

3.25. NASDAQ Compliance. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is listed on the NASDAQ SmallCap Market (the “NASDAQ Stock Market”), and the Company has taken no action designed to, or which to the Company’s Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Stock Market. No order ceasing or suspending trading in any securities of the Company or prohibiting the issuance and/or sale of the Securities is in effect and no proceedings for such purpose are pending or threatened.

3.26. Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed period report under the 1934 Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the most recent periodic reporting period under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles and the applicable requirements of the 1934 Act.

3.27. Disclosures. Neither the Company nor to the Company’s Knowledge, any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes material, non-public information. The written materials delivered to the Investors in connection with the transactions contemplated by the Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.28 Compliance with Laws. Each of the Company and each of its Subsidiaries has complied in all material respects with all: (a) applicable laws, statutes, rules, regulations, judgments, orders, writs and decrees enacted, promulgated, issued or enforced by any governmental, quasi-governmental or judicial authority, except where the failure to so comply would not have a Material Adverse Effect; and (b) of its obligations under the 1933 Act and the 1934 Act.

4. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company on and as of the Signing Date and on the applicable Closing Date, knowing and intending that the Company is relying thereon, that:

4.1. Organization, Good Standing and Qualification. If the Investor is not a natural person, the Investor duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be.

4.2 Authorization. The execution, delivery and performance by the Investor of the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, similar laws of general applicability, relating to or affecting creditors’ rights generally and subject to the general principles of equity.

4.3. Purchase Entirely for Own Account. The Securities to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act. The Investor is acquiring the Securities hereunder in the ordinary course of its business. The Investor is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

4.4. Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby and, if resident of a certain state in the United States of America, meets any additional standards applicable to the Investor under such state law. The Investor has significant experience in making private investments, similar to the purchase of the Securities hereunder. The Investor is aware of the risks associated with an investment in the Company, including those described in the “Risk Factors” sections of the SEC Filings. The Investor has been advised and understands that an investment in the Company is highly speculative and has received no representations or warranties from the Company with respect to such investment.

4.5. Disclosure of Information. The Investor has had an opportunity to receive all additional information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. The Investor acknowledges access to copies of and its satisfactory review of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement except to the extent the Investor has actual knowledge of a misrepresentation made by the Company prior to the Signing Date.

4.6. Restricted Securities. The Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

4.7. Legends.

(a) The Investor understands that, except as provided below, certificates evidencing the Securities may bear the following legend:

“THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) THE

COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.”

(b) If required by the authorities of any state in connection with the issuance or sale of the Securities, the certificates evidencing the Securities may bear the legend required by such state authority.

4.8. Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

4.9. No General Solicitation. The Investor did not learn of the investment in the Securities as a result of any “general advertising” or “general solicitation” as those terms are contemplated in Regulation D, as amended, under the 1933 Act.

4.10. Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or any other Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

4.11. Certain Trading Activities. The Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, engaged in any Trading Activities since the time that the Investor was first contacted by the Company or the Placement Agent regarding the Private Placement. Except for the Private Placement, the Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any Trading Activities prior to the time that the Private Placement (including all material terms thereof) is publicly disclosed.

4.12. ERISA. If the Investor is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to the best of the Investor’s knowledge, neither the Company nor any affiliate of the Company is a party in interest or disqualified person, as defined in ERISA Section 3(14) and the Internal Revenue Code of 1954, as amended, section 4975(e)(2), respectively, with respect to such plan;

4.13. Statutory Disqualification. The Investor is not subject to a statutory disqualification, as set forth in Section 3(a)(39) of the 1934 Act;

5. Conditions to Closing.

5.1. Conditions to the Investors’ Obligations. The obligation of each of the Investors to purchase the Securities at the applicable Closing is subject to the fulfillment to the Requisite Holders’ reasonable satisfaction, on or prior to the applicable Closing Date, of the following conditions, any of which may be waived in writing by the Requisite Holders:

(a) The representations and warranties made by the Company in Section 3 hereof that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on the applicable Closing Date, except to the extent any such representation is made as of a specified date, in which case, it shall be true and correct, in all material respects, as of such specified date;

(b) The Company shall have performed in all material respects all obligations herein required to be performed or observed by it under this Agreement on or prior to the applicable Closing Date;

(c) The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities then being issued and sold, and all of which shall be and remain so long as necessary in full force and effect, including without limitation, in the case of the Second Closing only, the Stockholder Approval (which shall have been obtained at the Stockholders Meeting by the Stockholders Meeting Deadline);

(d) In the case of the First Closing only, the Company shall have executed and delivered a counterpart to the Registration Rights Agreement to each of the Investors;

(e) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, or self-regulatory organization, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents;

(f) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the applicable Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d) and (i) of this Section 5.1;

(g) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the applicable Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance and sale of the Securities, certifying (in the case of the Second Closing) the resolutions adopted by the shareholders of the Company approving the Proposal, certifying the current versions of the Articles of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and all related documents on behalf of the Company;

(h) The Investors shall have received the applicable Company Counsel Opinion;

(i) No stop order or suspension of trading shall have been imposed by any Person with respect to public trading in the Common Stock;

(j) The Company shall have delivered (in the case of the First Closing only) evidence satisfactory to the Requisite Holders of the filing of the Certificate of Designations with the Secretary of State of the State of Nevada;

(k) The aggregate purchase price for the shares of Preferred Stock committed to be purchased by the Investors in the First Closing and the Second Closing (assuming the timely satisfaction of all closing conditions) shall, as of the First Closing, equal or exceed the Minimum Investment Amount;

(l) The Lead Investor shall have received a lock-up and voting agreement, in the form of Exhibit E, annexed hereto and made a part hereof, duly executed by each of the Persons identified in Schedule 5.1(l); and

(m) No event or events shall have occurred from and after the Signing Date that, individually or in the aggregate, is reasonably likely, in the reasonable judgment of the Requisite Holders, to result in a Material Adverse Effect.

5.2. Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Securities at Closing is subject to the fulfillment to the reasonable satisfaction by the Company on or prior to the applicable Closing Date of the following conditions, any of which may be waived in writing by the Company:

(a) The representations and warranties made by the Investors in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the applicable Closing Date with the same force and effect as if they had been made on and as of said date; provided, however, in the case of Section 5.2(a), (b) or (c), the failure of any Investor to satisfy any such conditions shall not be a failure of condition for any other Investor and not thereby entitle the Company to refuse to close with such other Investors unless the aggregate purchase price payable at the First Closing and the Second Closing by all Investors then obligated to close (assuming Stockholder Approval and satisfaction of all other conditions in Section 5.1) equals or exceeds the Minimum Investment Amount;

(b) The Company shall have received a duly executed counterpart of the Registration Rights Agreement from each of the Investors purchasing Securities at such Closing.

(c) Each of the Investors shall have delivered to the Company, in the case of the First Closing, the “First Closing Purchase Price” set forth opposite such Investor’s name on Schedule I affixed hereto and, in the case of the Second Closing, the “Second Closing Purchase Price” set forth opposite such Investor’s name on Schedule II affixed hereto.

(d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, or self-regulatory organization enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

5.3 Termination of Obligations to Effect the Closing; Effects.

(a) This Agreement, and the obligations of the Company, on the one hand, and the Investors, on the other hand, to effect a particular Closing, shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Requisite Holders executed before such Closing;

(ii) By the Requisite Holders, if any of the conditions to the Investors’ obligations set forth in Section 5.1 hereof (x) with respect to the First Closing, have not been satisfied or waived by, or in the event that the Requisite Holders reasonably determine that any such condition cannot possibly be satisfied by, the First Closing Deadline, or (y) with respect to the Second Closing, have not been materially satisfied or waived by, or in the event that the Requisite Holders reasonably determine that any such condition cannot possibly be materially satisfied by, the Second Closing Deadline;

(iii) By the Company, if any of the conditions to its obligations set forth in Section 5.2 hereof (x) with respect to the First Closing, have not been satisfied or waived by, or in the event that the Company reasonably determines that any such condition cannot possibly be materially satisfied by, the First Closing Deadline, or (y) with respect to the Second Closing, have not been satisfied or waived by, or in the event that the Company reasonably determines that any such condition cannot possibly be materially satisfied by, the Second Closing Deadline;

(iv) By either the Company or the Requisite Holders if, in the case of the First Closing, the First Closing shall not have occurred by the First Closing Deadlines, or, in the case of the Second Closing, the Second Closing shall not have occurred by the Second Closing Deadlines;

(v) By the Requisite Holders, if the Company shall have breached or defaulted in its performance of any material obligation under this Agreement, any other Transaction Document or any Material Contract, such breach or default not being cured within 10 Business Days notice thereof;

(vi) By the Company, pursuant to Section 6.13(a);

(vii) By the Requisite Holders, pursuant to Section 6.13(a) or if the Company breaches its obligations under Section 6.9(c), 6.10 or 6.13;

(viii) By the Requisite Holders, if the Company’s Board fails to make the recommendation referred to in Section 6.7(b), or withdraws, amends, modifies, or changes such recommendation; and

(ix) By the Requisite Holders or the Company, with respect to the Second Closing only, if the Stockholder Approval is not obtained at the Stockholders Meeting;

provided, however, that the right to terminate this Agreement under Section 5.3(a)(ii), (iii) or (iv) shall not be available to any party whose willful act or willful failure to act or whose Affiliate’s willful act or willful failure to act has been the cause of or resulted in the circumstances giving rise to such party’s exercise of its termination right.

(b) In the event of the termination of this Agreement by either the Company or the Requisite Holders, as the case may be, pursuant to Section 5.3, this Agreement, except for the provisions of Sections 7 and 8, this Section 5.3 and, if the First Closing shall have occurred, Sections 6.1 through and including 6.6, 6.11, 6.12 and 6.14, shall become void and have no effect, without any liability on the part of any party or its Affiliates to consummate any Closing that has not yet occurred. Notwithstanding the foregoing, nothing in this Section 5.3 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, including the reasonable fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

(c) In the event of the termination of this Agreement by either the Company or the Requisite Holders, as the case may be, pursuant to Section 5.3(a)(vi), (vii) or (viii), then the Company shall pay, within two (2) Business Days following such termination: (i) to each of the Investors, liquidated damages in the amount equal to ten percent (10%) of the sum of the “First Closing Purchase Price” and the “Second Closing Purchase Price” set forth on such Investor’s signature page affixed hereto (it being specifically agreed that such amount represents liquidated damages and not a penalty) (the “Termination Fee”); (ii) to the Placement Agent, all of the compensation the Placement Agent would have received had the First Closing and the Second Closing occurred and the aggregate purchase price set forth on Schedules I and II been paid to the Company and all of the Securities been issued in consideration thereof, as though the Stockholder Approval had occurred; and (iii) all fees and expenses required by Section 8.5. The parties hereto acknowledge and agree that the Termination Fee is an integral element of the transactions contemplated by this Agreement, and the Investors would not have entered into this Agreement without the termination fee provisions in this Section 5.3(d), including the agreed upon amount of the Termination Fee. For purposes of clarification, no Termination Fee shall be payable by the Company if the Second Closing shall fail to occur solely as a result of a failure to obtain Stockholder Approval as contemplated by Section 6.7.

6. Covenants and Agreements of the Company.

6.1. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Preferred Stock and the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the Preferred Stock and the exercise of the Warrants issued pursuant to this Agreement in accordance with their respective terms, in each case, without regard to any exercise limitations contained therein.

6.2. Reports. The Company will furnish to the Investors and/or their assigneessuch information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Requisite Holders; provided, however, that the Company shall not disclose material nonpublic information to any Investor, or to advisors to or representatives of such Investor, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides such Investor, its advisors and representatives, with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

6.3. No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with its obligations to the Investors under the Transaction Documents.

6.4. Insurance. The Company shall not materially reduce the insurance coverages described in Section 3.18, unless there is a valid business reason for such reduction.

6.5. Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities, except to the extent non-compliance would not have a Material Adverse Effect.

6.6. Termination of Certain Covenants. The provisions of Sections 6.2 through 6.5 shall terminate and be of no further force and effect upon the date on which the Company’s obligations under the Registration Rights Agreement to register and maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate as to all Registrable Securities.

6.7. Proxy Statement; Stockholders Meeting.

(a) Promptly following the Signing Date, the Company shall take all action necessary to call a meeting of its stockholders (the “Stockholders Meeting”), which shall occur not later than, (x) if the Proxy Statement shall not have been reviewed by the Staff of the SEC (e.g., it shall have received a no-review or non-response within the applicable ten-day period), the sixtieth (60th) day, otherwise, (y) the seventy-fifth (75th) day, after the Signing Date (the “Stockholders Meeting Deadline”) for the purpose of seeking approval of the Company’s stockholders for the issuance and sale to the Investors of the Securities on the terms and conditions set forth in each of the Transaction Documents so that the restrictions on voting, exercise and conversion need not remain in effect under the rules of the NASDAQ Stock Market (the “Proposal”). In connection therewith, the Company will promptly prepare proxy materials (including a proxy statement and form of proxy) and, after providing the Lead Investor and Placement Agent Counsel with an opportunity to review and comment on such proxy materials provided that if the Company receives no response within two (2) Business Days of furnishing such proxy materials, it shall be free to file the proxy materials, file with the SEC, within fifteen (15) days after the Signing Date, such proxy materials for use at the Stockholders Meeting and, after receiving and promptly responding to any comments of the SEC thereon, shall promptly mail such proxy materials to the stockholders of the Company. Prior to responding to any comments of the SEC on such proxy materials, the Company shall furnish to the Lead Investor and Placement Agent Counsel a copy of any correspondence from the SEC relating the proxy materials and the proposed response to the SEC’s comments and provide the Lead Investor and Placement Agent Counsel with the opportunity to review and comment on such proposed response to the SEC, provided that if the Company receives no response within two (2) Business Days of furnishing such materials, it shall be free to file its proposed response. Each Investor shall promptly furnish in writing to the Company such information relating to such Investor and its investment in the Company as the Company may reasonably request for inclusion in the Proxy Statement. The Company will comply with Section 14(a) of the 1934 Act and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, on the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading. If the Company should discover at any time prior to the Stockholders Meeting, any event relating to the Company or any of its Subsidiaries or any of their respective Affiliates, officers or directors that is required to be set forth in a supplement or amendment to the Proxy Statement, in addition to the Company’s obligations under the 1934 Act, the Company will promptly inform the Placement Agent and the Investors thereof.

(b) Subject to the provisions of Section 6.13, the Company’s Board of Directors shall recommend to the Company’s stockholders (and, subject to the provisions of Section 6.13, not revoke or amend such recommendation) that the stockholders vote in favor of the Proposal and shall cause the Company to take all commercially reasonable action (including, without limitation, the hiring of a proxy solicitation firm) to solicit the approval of the stockholders for the Proposal. Whether or not the Company’s Board of Directors determines at any time after the date hereof that, due to its fiduciary duties, it must revoke or amend its recommendation to the Company’s stockholders, the Company shall be required to, and will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene the Stockholders Meeting as promptly as practicable, but no later than the Stockholders Meeting Deadline, to consider and vote upon the approval of the Proposal.

6.8 Affirmative Covenants. From and after the Signing Date until the earliest to occur of the Second Closing or (ii) the termination of this Agreement in accordance with Section 5.3 or Section 6.13 hereof (each of (i) and (ii), a “Covenant Expiration Event”), the Company shall (and shall cause its Subsidiaries to):

(a) use its best efforts to consummate the First Closing on or before the First Closing Deadline and the Second Closing on or before the Second Closing Deadline;

(b) use its best efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual property rights and goodwill relating or pertaining to its businesses;

(c) conduct its operations only in the ordinary course of business consistent with past practice;

(d) maintain its books, accounts and records in accordance with past practice or as required by generally accepted accounting principles;

(e) duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it and its properties (real and personal), sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all material claims for labor, materials, or supplies that if unpaid could reasonably be expected to by law become a lien on any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or any Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principals, consistently applied; and provided, further that it pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien or other encumbrance that may have attached as security therefore;

(f) use its best efforts to obtain all authorizations, consents, waivers, approvals (including without limitation the Stockholder Approval) or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the conditions to the obligation to close to be satisfied;

(g) promptly notify the Investors in writing if, to the Company’s Knowledge, (i) any of the representations and warranties (together with the Disclosure Schedules) made by it herein or in any of the other Transaction Document cease to be accurate and complete in all material respects, or (ii) it fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder or under any other Transaction Document, provided, however, that the Investors shall not be provided with material non-public information without their express prior written consent;

(h) give notice to the Investors in writing within four (4) Business Days of becoming aware of any litigation or proceedings threatened in writing against the Company or any of its Subsidiaries or any pending litigation and proceedings affecting the Company or any of its Subsidiaries or to which any of them is or becomes a party involving a claim against any of them that could reasonably be expected to result in a Material Adverse Effect, stating the nature and status of such litigation or proceedings, provided, however, that the Investors shall not be provided with material non-public information without their express prior written consent;

(i) promptly notify the Investors in writing of the occurrence of any breach of any term of this Agreement, provided, however, that the Investors shall not be provided with material non-public information without their express prior written consent; and

(j) comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, (ii) the provisions of its Articles of Incorporation and Bylaws, (iii) all Material Contracts, and (iv) all applicable decrees, orders, and judgments.

6.9 Negative Covenants. From and after the Signing Date until the occurrence of a Covenant Expiration Event, without the prior written consent of the Requisite Holders, the Company shall not (and shall cause its respective Subsidiaries not to):

(a) take any action that would likely result in the representations and warranties set forth herein (other than representations made as of a particular date) becoming false or inaccurate in any material respect or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect;

(b) take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect;

(c) subject to Section 6.13, directly or indirectly, merge or consolidate with any Person, or sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions,

(d) except for the filing of the Certificate of Designations, amend, alter or modify, its Articles of Incorporation or Bylaws, or change its jurisdiction of organization, structure, status or existence, or liquidate or dissolve itself;

(e) except as expressly provided in Schedule 6.9(e), (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees other than pursuant to the terms of any agreement as in effect on the Signing Date, including planned standard merit increases to approved by the Compensation Committee of the Corporation, (ii) pay any compensation or benefits that is not pursuant to any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any severance agreement with, any director, officer or other employee, or (iii) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law;

(f) make any loans to its directors, officers or stockholders;

(g) waive, release, assign, settle or compromise any material rights, claims or litigation;

(h) create, incur, assume or suffer to exist, or increase the amount of, any liability for borrowed money, directly or indirectly other than: (i) indebtedness existing on the date hereof; and (ii) purchase money indebtedness of the Company (including, without limitation, capital leases to the extent secured by purchase money security interests in equipment acquired pursuant thereto);

(i) assume, endorse, be or become liable for or guaranty the obligations of any other Person;

(j) directly or indirectly, pay any dividends, other than on its Series B Preferred Stock, or distributions on, or purchase, redeem or retire, any shares of any class of its capital stock or other equity interests or any securities convertible into capital stock, whether now or hereafter outstanding, or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its capital stock or other equity interests, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries;

(k) enter into any transaction with any Affiliates or its or any of its Affiliate’s equity holders, directors, officers, employees (including upstreaming and downstreaming of cash and intercompany advances and payments) in an amount in excess of $25,000 in the aggregate or amend any material provision of any agreement with any Affiliate, or waive any material right of the Company or any Subsidiary under any such agreement;

(l) at any time create any direct or indirect Subsidiary, enter into any joint venture or similar arrangement or become a partner in any general or limited partnership or enter into any management contract permitting third party management rights with respect to the business of the Company or any of its Subsidiaries, provided that the Company may take such actions in connection with a bona fide partnering, joint venture or similar transaction with another biotechnology or pharmaceutical company for the purpose of developing GCS-100 (a “Partnering Transaction”);

(m) cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in any event, in the ordinary course of business;

(n) create, incur, assume or suffer to exist, any lien, charge or other encumbrance on any of their or its respective properties or assets now owned or hereafter acquired;

(o) make any changes in any of its business objectives, purposes, or operations or engage in any business other than that presently engaged in or presently proposed to be engaged in by the Company;

(p) issue any capital stock or any security or instrument which, pursuant to the terms of such stock, other security or instrument, may be converted, exercised or exchanged for capital stock, other than pursuant to a Partnering Transaction, upon the conversion or exercise of any presently outstanding options, warrants or convertible securities or pursuant to existing shareholder approved equity incentive plans; or

(q) enter into an agreement to do any of the foregoing.

6.10. No Solicitation or Negotiation. Subject to Section 6.13, the Company agrees that from and after the Signing Date until the occurrence of a Covenant Expiration Event, neither the Company, nor any of its Subsidiaries, Affiliates, officers, directors, representatives or agents will: (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company, or (ii) to enter into any merger, consolidation, reorganization, or other business combination with the Company (each of the events described in clauses (i) and (ii) an “Alternative Transaction”); or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do, any Alternative Transaction. The Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Placement Agent and the Investors promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Placement Agent and the Investors, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. This Section 6.10 shall not prohibit the Company from initiating and conducting negotiations with respect to a Partnering Transaction. The Company agrees not to, without the prior written consent of the Requisite Holders, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

6.11. Listing. The Company shall promptly following the date hereof secure and maintain the listing of the Preferred Shares and the Warrant Shares upon each securities exchange or quotation system upon which the Common Stock is then listed, so that as of the applicable Closing Date such Preferred Shares and Warrant Shares shall have been authorized for listing on the relevant securities exchange or quotation system.

6.12. Use of Proceeds. The proceeds of the sale of the Preferred Stock and the Warrants hereunder shall be used primarily for funding the costs of enrolling and conducting its Phase I/II dose ranging clinical trial for GCS-100LE in multiple myeloma, funding the initiation of its Phase I/II dose ranging clinical trial for GCS-100LE in chronic lymphocytic leukemia, manufacturing drug supplies of GCS-100LE for its clinical trial needs through 2005, conducting additional analytical and pre-clinical studies, paying license fees and working capital for general corporate purposes.

6.13. Fiduciary Obligations of the Board of Directors.

(a) Notwithstanding the provisions of Section 6.9(c) and 6.10, nothing in this Agreement will prohibit the Company or its Board of Directors from taking any of the following actions if the Company’s Board of Directors determines in good faith, after consultation with and the receipt of written legal advice from its outside legal advisors that the failure to take such an action would be inconsistent with the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders: (i) providing public or non-public information in response to a request therefor by a Third Party who has made an unsolicited bona fide written Transaction Proposal, so long as the Company’s Board of Directors receives from such Third Party an executed confidentiality agreement with customary confidentiality provisions; (ii) engaging in negotiations or discussions with such a Third Party who has made an unsolicited bona fide written Transaction Proposal; (iii) approving such a Transaction Proposal, or recommending such a Transaction Proposal to the stockholders of the Company, or entering into a definitive agreement with respect to such Transaction Proposal; or (iv) failing to make the recommendation referred to in Section 6.7(b), or withdrawing, amending, modifying or changing such recommendation, following the receipt of such a Transaction Proposal; provided that in the case of the actions described in clauses (iii) and (iv), other than with respect to a Partnering Transaction in the case of clause (iii), the Company shall provide prompt written notice (within three (3) Business Days) to the Placement Agent and each of the Investors (a “Notice of Transaction Proposal”) advising the Placement Agent and each of the Investors of such action and specifying the material terms and conditions of any Transaction Proposal and identifying the person or group making any Transaction Proposal. The Requisite Holders shall, within five (5) Business Days after the receipt of the Notice of Transaction Proposal by the Placement Agent and all of the Investors, have a right to terminate this Agreement. In addition, in the case of the actions described in clauses (iii) and (iv) above, the Company shall have the right to terminate this Agreement upon five (5) Business Days prior written notice to each of the Investors.

(b) The Company will notify the Placement Agent and each of the Investors promptly in writing (within three (3) Business Days) if any inquiries, proposals or offers with respect to a Transaction Proposal, other than a Partnering Transaction, are received by, any information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company after the Signing Date, and, as part of such notification, shall disclose to each of the Investors the identity of the Person making such inquiry, proposal or offer and the substance of such inquiry, proposal or offer in reasonable detail and will keep the Investors informed of any developments with respect thereto immediately upon the occurrence thereof.

6.14 Removal of Legends.

(a) From and after the earlier of (i) the registration of the Preferred Shares and the Warrant Shares for resale pursuant to the Registration Rights Agreement and (ii) the time when such Securities may be transferred pursuant to Rule 144(k) of the 1933 Act, the Company shall, upon an Investor’s written request, promptly cause certificates evidencing such Securities to be replaced with certificates which do not bear such restrictive legends; provided, however, in the case of clause (i) (unless and until the condition of clause (ii) are satisfied), the Company may issue stop transfer instructions to its transfer agent restricting the transfer of the Securities evidenced by such unlegended certificates other than pursuant to the prospectus delivery requirements of the 1933 Act, and such instructions shall provide for their termination upon satisfaction of the condition in clause (ii). When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to an Investor within four (4) Business Days of submission by that Investor of legended certificate(s) to the Company’s transfer agent together with a representation letter in customary form, the Company shall be liable to the Investor for liquidated damages equal to 1.5% of the aggregate purchase price of the Securities evidenced by such certificate(s) for each 10-day period (or portion thereof) beyond such four (4) Business Day-period that the unlegended certificates have not been so delivered.

(b) Each Investor, severally and not jointly with any Investor, agrees that the removal of the restrictive legend from certificates representing Registrable Securities as set forth in Section 6.14(a) is predicated upon the Company’s reliance on the Investor’s representation and warranty that it will only sell any Registrable Securities pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

7. Survival and Indemnification.

7.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the Closing Date until the first anniversary thereof; provided, however, that the provisions contained in: (a) Section 3.4 hereof shall survive indefinitely; and (b) Sections 3.10 and 3.15 shall survive until 90 days after the applicable statute of limitations. Notwithstanding the foregoing, all representations, warranties, covenants and agreements contained in this Agreement shall expire and have no further force and effect in the event that the Agreement is terminated pursuant to Section 6.13 hereof.

7.2. Indemnification. The Company agrees to indemnify and hold harmless, each Investor and its Affiliates and the directors, officers, employees and agents of each Investor and its Affiliates, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement hereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by, or to be performed on the part of, the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

7.3. Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 7.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to the Company representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Company shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such Indemnified Persons. The Company shall not be liable for any settlement of any proceeding effected without its written consent or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any Losses by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

8. Miscellaneous.

8.1. Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable; provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a private transaction without the prior written consent of the Company or the other Investors, after notice duly given by such Investor to the Company, provided, that no such assignment or obligation shall affect the obligations of such Investor hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Except for provisions of this Agreement expressly to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The Placement Agent shall be an express intended third party beneficiary of this Agreement.

8.2. Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

8.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1)

day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:

If to the Company:

GlycoGenesys, Inc.
31 St. James Avenue, 8th Floor
Boston, MA 02116
Attn:
Fax:

With a copy to:

Torys LLP
Suite 3000
79 Wellington Street West
Box 270, TD Centre
Toronto, Ontario
M5K 1N2 Canada
Attention: Cheryl Reicin
Fax: 416-865-7380

If to any of the Investors:

to the address set forth on Schedule I affixed hereto.

And a copy to:

Lowenstein Sandler PC
65 Livingston Ave.
Roseland, NJ 07068
Attn: Steven E. Siesser, Esq.
Fax: 973-597-2507

8.5. Expenses. The Company shall pay the reasonable fees and expenses of Placement Agent Counsel actually incurred in connection with the Private Placement, up to a maximum of $35,000 (the “Placement Agent Counsel Fees”), which Placement Agent Counsel Fees shall include, without limitation, the fees and expenses associated with the negotiation, preparation and execution and delivery of this Agreement and the other Transaction Documents and any amendments, modifications or waivers thereto. The Placement Agent Counsel Fees shall be paid by the Company to Placement Agent Counsel on each Closing Date. Except as set forth above, the Company and the Investors shall each bear their own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

8.6. Amendments and Waivers. This Agreement shall not be amended and the observance of any term of this Agreement shall not be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the Company and the Requisite Holders; provided, however, that any provision hereof which impairs the rights or increases the obligations of a specific Investor disproportionately to other Investors shall not be amended or waived without the prior written consent of the Company and that particular Investor. Any amendment or waiver effected in accordance with this Section 8.6 shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

8.7. Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Lead Investor, as representative of the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market on which the Securities are then listed and trading, in which case the Company or the Lead Investor, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time, but in no event greater than two (2) Business Days, to comment on such release or announcement in advance of such issuance.

8.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.9. Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Prior drafts or versions of this Agreement shall not be used to interpret this Agreement.

8.10. Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

8.11. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH OF THE INVESTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

8.12. Independent Nature of Investors’ Obligations and Rights. Except as expressly provided herein and therein, the obligations of each Investor under this Agreement and each other Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement or any other Transaction Document. The decision of each Investor to purchase Securities pursuant to this Agreement and the other Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor (including, without limitation, the Lead Investor) pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the other Transaction Documents. Each Investor acknowledges that no other Investor (including, without limitation, Lead Investor) has acted as agent for such Investor in connection with making its investment hereunder and that no Investor (including, without limitation, Lead Investor) will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under this Agreement or the other Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor. Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, the Lead Investor shall not have any duty, fiduciary or otherwise, to any other Investor by virtue of such Investor serving as Lead Investor or otherwise.

[signature page follows]

[Company Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Purchase Agreement or caused its duly authorized officers to execute this Purchase Agreement as of the date first above written.

GLYCOGENESYS, INC.

By:	/s/ John W. Burns
Name:	John W. Burns
Title:	Senior Vice President and Chief Financial Officer

[Investor Signature Page]

IN WITNESS WHEREOF, the undersigned has executed this Purchase Agreement or caused its duly authorized officers to execute this Purchase Agreement as of the date first above written.

Date:

IF AN INDIVIDUAL:	IF A CORPORATION, PARTNERSHIP, TRUST, ESTATE OR OTHER ENTITY:

(Signature)
Print name of entity

(Printed Name)	By:
Name:
Title:

Print jurisdiction of organization of entity

Address:	Address:

Aggregate dollar amount of Securities committed to be purchased pursuant to the terms of the Agreement:

First Closing Purchase Price:	$

Second Closing Purchase Price	$

Aggregate Purchase Price:	$

SCHEDULE I

INVESTORS

FIRST CLOSING

Name of Investor	First Closing Purchase Price	Number of Shares of Preferred Stock	Warrants to Acquire Shares of Common Stock

Total	$

II-1

SCHEDULE II

INVESTORS

SECOND CLOSING

Name of Investor	Second Closing Purchase Price	Number of Shares of Preferred Stock	Warrants to Acquire Shares of Common Stock

Total	$

II-1

Exhibits

Exhibit A	Certificate of Designations
Exhibit B	Warrant
Exhibit C	Registration Rights Agreement
Exhibit D-1	Company Counsel Opinion for the First Closing
Exhibit D-2	Company Counsel Opinion for the Second Closing
Exhibit E	Lock-Up and Voting Agreement

Schedule 5.1(l)

Persons Executing Lock-Up and Voting Agreement